Delisting Determination, The Nasdaq Stock Market, LLC, May 11, 2026 Harrison Global Holdings Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the ordinary shares of Harrison Global Holdings Inc. effective at the opening of the trading session on June 25, 2026.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule Listing Rule 5550(a)(2).
The Company was notified of the Staff determination on December 8, 2025. On December 12, 2025 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
Additionally, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(5). The Company was notified of the Staff determination on February 2, 2026. On February 3, 2026, the hearing was held.
On February 3, 2026 the Panel reached a
decision and a Decision letter was issued on February 5, 2026.
The Panel decided to continue to disallow the Company to trade its ordinary shares on the Exchange.
The Company ordinary shares were suspended on December 15, 2025.
The Staff determination to delist the Company ordinary shares became final on March 23, 2026.